                                                                    Exhibit 12.1

                              STONE CONTAINER CORP
     CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                                  (in millions)


                                                                                                                   Predecessor
                                                                                                             -----------------------
                                                                                                Period from  Period from
                                     6 Mo Ended  6 Mo Ended  Year ended  Year ended  Year ended   11/19/98     01/01/98   Year ended
                                       6/30/02    06/30/01    12/31/01    12/31/00    12/31/99  to 12/31/98   to 11/18/98  12/31/97
                                     -----------------------------------------------------------------------------------------------
Income (loss) before income taxes,
  minority interest and
  extraordinary item                  $   7       $  44       $  69       $ 241       $ (75)     $ (52)      $  (837)     $ (605)

Add (deduct):
  Undistributed (earnings) loss of
    owned affiliates                     (2)         (2)         (1)          0          11         (1)          112          94
  Interest expense (a)                  135         187         340         376         345         47           417         457
  Interest component of rental
    expense (c)                          14          14          27          26          27          4            26          29
                                     -----------------------------------------------------------------------------------------------

Earnings available for combined
  fixed charges                       $ 154       $ 243       $ 435       $ 643       $ 308      $  (2)       $ (282)      $ (25)
                                     ===============================================================================================

Combined fixed charges:
  Interest expense (a)                $ 135       $ 187       $ 340       $ 376       $ 345      $  47        $  417       $ 457
  Capitalized interest                    0           0           0           0           0          0             2           3
  Interest component of rental
    expense (c)                          14          14          27          26          27          4            26          29
                                     -----------------------------------------------------------------------------------------------

  Total combined fixed charges        $ 149       $ 201       $ 367       $ 402       $ 372      $  51        $  445       $ 489
                                     ===============================================================================================


Ratio of earnings to combined
  fixed charges                        1.03        1.21        1.19        1.60          (b)        (b)           (b)         (b)
                                     ===============================================================================================

(a) Interest expense includes amortization of debt issuance cost of $3 million for the six months ended June 2002 and 2001, $6 million in 2001, $3 million in 2000, $4 million in 1999, $19 million in 1998 and $20 million in 1997.


(b) Earnings were inadequate to cover combined fixed charges for the years ended December 31, 1999 and 1997 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by $64 million, $514 million, $727 million and $53 million, respectively.

(c) The interest component of rental expense was deemed to be one-fourth of lease rental expense.